                                                                    EXHIBIT 11.1


                        COMPUTATION OF PER SHARE EARNINGS

                                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                  SEPTEMBER 30,
                                                                 -------------------------     --------------------------
                                                                    2000           1999           2000            1999
                                                                 ----------     ----------     ----------     -----------
          Basic:
            Average shares outstanding .....................      4,076,618      4,055,092      4,076,618       4,084,862
            Net Income .....................................     $  184,000     $   74,000     $1,014,000     $  (112,000)
            Per share amount ...............................     $    .0452     $    .0182     $    .2488     $    (.0274)
          Diluted:
            Average shares outstanding .....................      4,076,618      4,055,092      4,076,618       4,084,862
            Net effect of dilutive stock
               options -- based on the treasury stock
               method using period-end market
               price, if higher than average market price...             --             --        125,198              --
          Assumed conversion of Class B convertible
            Preferred Stock ................................             --             --        420,000              --
                    Total ..................................      4,076,618      4,055,092      4,621,816       4,084,862
          Net Income .......................................     $  184,000     $   74,000     $1,082,000     $  (112,000)
          Per share amount* ................................     $    .0452     $    .0182     $    .2341     $    (.0274)

----------

* For all periods presented, except for the nine months ended September 30, 2000, the conversion of common stock equivalents would be anti-dilutive.